UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2011

IRVINE SENSORS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-08402	33-0280334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Red Hill Avenue Costa Mesa, California		92626
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 549-8211

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Principal Financial Officer and Appointment of Principal Accounting Officer

On October 26, 2011, Irvine Sensors Corporation (the “Company”) announced that John J. Stuart, Jr., the Company’s long-time Chief Financial Officer has resigned from that position in anticipation of his retirement on December 31, 2011. Mr. Stuart was appointed to serve as the Company’s Chief Accounting Officer and will remain the Company’s Senior Vice President until his retirement. In connection with his planned retirement, Mr. Stuart has entered into a transition agreement with the Company (the “Transition Agreement”), pursuant to which he will continue in the Company’s employment until his retirement in December 2011. Following his retirement, Mr. Stuart will receive salary continuation for a period of 24 months following his retirement date at his current base annual salary of $260,000 and three installment payments of $6,500 each in lieu of COBRA reimbursement benefits under his existing employment agreement with the Company. Furthermore, Mr. Stuart agreed to the cancellation of certain outstanding options held by him to purchase up to an aggregate of 24,900 shares of the Company’s common stock at exercises prices per share ranging from $11.60 to $36.20, while the balance of his options as of December 31, 2011 (the “Remaining Options”), will remain outstanding in accordance with their terms according to the ordinary retirement provisions of such options. The Remaining Options include options to purchase an aggregate of 8,050,000 shares of the Company’s common stock at exercise prices ranging from $0.09 per share to $0.16 per share, and an option to purchase up to an aggregate of 250,000 shares of the common stock of iNetworks Corporation, at an exercise price of $0.01 per share. In connection with the Transition Agreement, Mr. Stuart granted the Company a general release of claims and will execute an additional similar release upon his retirement.

Appointment of Principal Financial Officer

On October 25, 2011, the Company appointed Dan Regalado, age 46, to serve as the Company’s Chief Financial Officer, Treasurer and Assistant Secretary. Mr. Regalado joined the Company in September 2011 as its Senior Vice President of Finance and is a seasoned multi-industry financial and operations executive with international and multi-national experience. Prior to joining the Company, Mr. Regalado served as the Special Projects CFO of several companies, including 4G Biometrics, LLC, an early stage biotech firm from March 2011 to September 2011; Next Step Products, LLC, a privately-held company in the electrical/electronic manufacturing industry from November 2010 to March 2011, and Wavien, Inc., a wholly-owned subsidiary of Metromedia Company, one of the U.S.’s largest private companies engaged in telecommunications and energy. Prior to that, Mr. Regalado served as the Controller for the U.S. Operations for Galderma Laboratories, a Nestlé and L’Oréal joint venture from June 2007 to April 2008, and as the Executive Vice President and Chief Financial and Operating Officer of Super Vision International (now Nexxus Lighting Companies), a leading LED and fiber optic lighting systems manufacturer from January 2003 to 2007. Prior to that, Mr. Regalado served as the Global Director of Accounting and Interim Chief Financial Officer for Faro Technologies, Inc. and the Chief Financial Officer for the North American Operations of Swank International Manufacturing Co..

Pursuant to his offer letter of employment, as amended, from the Company dated August 15, 2011 (the “Offer Letter”), Mr. Regalado was appointed as the Company’s Senior Vice President of Finance and will receive an annual base salary of $180,000. In addition, the Offer Letter provides that Mr. Regalado will be entitled to receive salary continuation benefits for nine months in the event his employment is terminated without “cause” or if he resigns for “good reason” (each as defined in the Offer Letter), and provided he executes an effective release of claims in favor of the Company. Under those circumstances, he will also be entitled reimbursement for up to six months of COBRA premiums, as well as the pro rata portion of any bonus earned during the year in which his employment was terminated, provided that the ultimate objectives for such bonus are achieved.

A copy of the press release issued by the Company on October 26, 2011 regarding Mr. Stuart’s resignation and Mr. Regaldo’s appointment is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Confidential Transition Agreement and Release dated October 25, 2011 by and between the Company and John J. Stuart, Jr.

10.2	Offer Letter of Employment dated August 15, 2011 by and between the Company and Dan Regalado, as amended on September 9, 2011

99.1	Press Release of the Company dated October 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRVINE SENSORS CORPORATION, a Delaware corporation

Dated: October 31, 2011	By:	/s/ BILL JOLL
Bill Joll
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Confidential Transition Agreement and Release dated October 25, 2011 by and between Irvine Sensors Corporation and John J. Stuart, Jr.

10.2	Offer Letter of Employment dated August 15, 2011 by and between Irvine Sensors Corporation and Dan Regalado, as amended on September 9, 2011

99.1	Press Release dated October 26, 2011